Exhibit 99.1

Boxlight Receives $22,000,000 Investment from The Lind Partners

Investment increases cash available for future acquisitions

LAWRENCEVILLE, GA, Sep. 22, 2020 — Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced its entry into a funding agreement for gross proceeds of $22,000,000 with Lind Global Macro Fund, LP, an investment fund managed by The Lind Partners, a New York based institutional fund manager.

“Proceeds from the investment, along with the $34.5 million in gross proceeds from our July 2020 offering, will be used for future acquisition opportunities,” said Michael Pope, Chairman and Chief Executive Officer at Boxlight. “Specifically, we are targeting companies for acquisition that will either increase our global footprint or enhance our solutions portfolio for the education market. Potential candidates will be immediately accretive, generate significant revenues, produce positive earnings, and exhibit substantial growth potential.”

The investment is in the form of a $22,000,000 convertible note with a 24-month maturity, a 4% APR (0% APR if the Company’s stock price is trading above $3.50), and a fixed conversion price of $3.50 per share of Boxlight’s Class A voting common stock. Principal payments are due in 20 monthly installments beginning November 2020. Under the terms of the note, Boxlight has the right to make principal and interest payments in the form of either cash or Class A common stock. Boxlight also has the right to prepay the convertible note at any time without penalty (the “Buy-Back Right”). Should Boxlight choose to exercise its Buy-Back Right, Lind Global Macro Fund will have the option of converting 25 percent of the outstanding face value into shares of Boxlight Class A common stock.

“We are pleased to provide another follow-on investment to Boxlight,” said Phillip Valliere, managing director at The Lind Partners. “Boxlight’s management team has exhibited a strong history of integrating successful acquisition targets, and we are confident in their ability to continue to grow through future acquisitions as well as organically. We are also impressed with the company’s progress over recent quarters including new product launches and partnerships, significant contract wins, improved earnings and healthy working capital.”

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The Company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

About The Lind Partners

The Lind Partners is an institutional fund manager and leading provider of growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind targets high growth sectors such as technology, biotech, clean-tech, mining and oil & gas. Founded in 2011, Lind has completed over 70 direct investments for more than $850 million in total value and has an established reputation as a flexible and supportive capital partner to investee companies. For more information, visit http://www.thelindpartners.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Media Relations

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope

+1 360-464-4478

Investor.relations@boxlight.com

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